Exhibit 99.1

Coterra Energy Announces Management Changes

08/16/2022

HOUSTON, August 16, 2022 /PRNewswire/ -- Coterra Energy Inc. (NYSE: CTRA) (“Coterra” or the “Company”) today announced current and pending retirements of three executive officers of the Company, along with the promotions of three individuals into executive leadership roles. Effective September 30, 2022, Steven W. Lindeman, Senior Vice President – Production and Operations, and Phillip L. Stalnaker, Senior Vice President – Marcellus Business Unit, will be retiring from their roles. Francis B. Barron, Senior Vice President and General Counsel has also indicated his intention to retire in the first quarter of 2023 and will transition out of his current role also effective September 30, 2022.

Mr. Lindeman spent his entire 40-year professional career with the Company. His career path took him from field operations in Pennsylvania, Texas and Oklahoma to leadership roles over Engineering, Business Units, EHS and Operations. Mr. Stalnaker spent the final 22 years of his career with the Company, beginning in 2000 in Denver and then, in 2009, moving to Pittsburgh to oversee development in the Marcellus. Mr. Stalnaker led the Marcellus Business Unit from its start-up with 30 Mmcf per day of production to its peak of over 3.0 Bcf per day of production.

Tom Jorden, Chief Executive Officer and President shared, “I want to thank both Steve and Phil for their tremendous contributions to the success of our overall organization and the integration of the two businesses in our recent merger.” Dan Dinges, Executive Chairman of the Board added, “Their technical acumen and thoughtful nature have been instrumental on many fronts during their lengthy tenures in the organization. They have had a lasting impact on the success of Coterra and we wish them both the very best in retirement.”

Mr. Barron has been leading the Coterra legal department as Senior Vice President and General Counsel since the closing of the merger with Cimarex Energy Co., where Mr. Barron served in the same role since 2013. “Mr. Barron brought a thoughtful, strategic approach to his legal advice as well as offering sound business advice to both organizations. I want to personally thank Francis for being my partner and confidant for nearly the last decade,” commented Mr. Jorden. “I also want to acknowledge Francis’s tremendous contribution and leadership to the merger and helping to build Coterra for the future.” Mr. Barron will serve as Senior Counsel from October 1, 2022 until his retirement.

Blake Sirgo has been promoted to Senior Vice President – Operations effective October 1, 2022, replacing Mr. Lindeman. Mr. Sirgo has been with the Company since 2008, most recently serving as Vice President – Operations. In his new role he will be responsible for Environmental, Health and Safety (EHS), Marketing, Production, and aspects of Operations. Mr. Sirgo is a graduate of The University of Texas with a petroleum engineering degree.

Gary Hlavinka has been promoted to Vice President, Marcellus Business Unit, to replace Mr. Stalnaker. Mr. Hlavinka has a 33-year career with Company, the last 13 of which were served in the Marcellus Business Unit, most recently as Operations Manager. In that role Hlavinka was in charge of Engineering, Production and the day-to-day relationship with the Williams Companies, which gathers Coterra’s natural gas in the Marcellus. Mr. Hlavinka is a graduate of Texas A&M University with a chemical engineering degree.

Additionally, Adam Vela has been promoted to Vice President – General Counsel effective October 1, 2022, replacing Mr. Barron. Mr. Vela has a 17-year career with the Company and has previously served as Assistant General Counsel primarily responsible for litigation and advising business units on legal matters related to operations, leasing, royalties, safety and other matters. Mr. Vela is a graduate of Wabash College in Crawfordsville, Indiana and received his Juris Doctorate from the University of Denver.

“It is with great pride that these three promotions are announced”, stated Mr. Jorden. “I am always pleased when we have the opportunity to promote key leaders from within Coterra into larger, more visible roles and I have the utmost confidence they will serve Coterra well in their new roles.”

This press release contains forward-looking statements that are based on the estimates and opinions of management at the time the statements are made. Except to the extent required by applicable law, Coterra does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Investor Contact

Daniel Guffey - Vice President of Finance, Planning & Analysis and Investor Relations

281.589.4875

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